ROPES & GRAY LLP

PRUDENTIAL TOWER

800 BOYLSTON STREET

BOSTON, MA 02199‐3600

 WWW.ROPESGRAY.COM

July 10, 2026

Voya Funds Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N- 14 (the “Registration Statement”) being filed on or about the day hereof by Voya Mutual Funds (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Voya Multi-Manager Emerging Markets Equity Fund, a series of the Trust (the “Acquiring Fund”), of all the assets of Voya Asia Pacific High Dividend Equity Income Fund and Voya Emerging Markets High Dividend Equity Fund (each, an “Acquired Fund” and together, the “Acquired Funds”) and the issuance of Class W shares of beneficial interest of the Acquiring Fund (the “Shares”), all in accordance with the terms of the applicable Agreement and Plan of Reorganization to be entered into by and between the Trust, on behalf of the Acquiring Fund, and the applicable Acquired Fund (each, an “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the proxy statement/prospectus that is part of the Registration Statement.

In connection with this opinion, we have examined the form of Agreement and Plan of Reorganization. We have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, each Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Appendix A to the proxy statement/prospectus that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Fund.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated on or about the date hereof, of Richards, Layton & Finger, P.A. (“RLF”) insofar as our opinion relates to the laws of the State of Delaware (subject to all of the assumptions and qualifications to which RLF’s opinion is subject), and we have made no independent examination of the laws of that jurisdiction. We are providing a copy of RLF’s opinion together with this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP